Exhibit 10.11

Management Service Agreement

Between

Kachele-Cama Latex GmbH, Eichenzell,

- in the following “the Company” -
represented by the Chairman of the Advisory Board,
Dr. K-H Schneider-Gadicke

And

Dipl. Economist VoIker Laitsch
Leerstetter Strasse 48, 90530 Wendelstein

The following is agreed:

§ 1: Appointment as Managing Director

The shareholders’ meeting of the Company - represented by the members ofthl;? advisory board - have appointed Dipl. Economist Volker Laitsch with effect as of 1. July 1994 as managing director. He shall have sole right of representation. as long as no second managing director is appointed.

§ 2: Area of Responsibility and Duties

1.  Mr. Laitsch conducts the business of the Company according to the law, the articles of the Company and the management procedure rules in an up-dated version.

Mr. Laitsch undertakes to use his full knowledge, expertise and power solely for the Company’s business purposes, with initiative and responsibility.

Any paid sideline work requires the consent of the Company, issued by the advisory board. Other sideline work may not interfere with his duties to the Company. Publications and Speeches are permitted, as long as the interests of the Company do not require otherwise.

The Chairman of the advisory board may assign the managing director unpaid sideline work in the interests of the Company.

For the duration of the employment, the managing director may not conduct business on his or third party accounts in the same or similar business areas as that of the Company. He is also prohibited from participating directly or indirectly in another company, which is active in these business areas, nor may he act for such a company or support its business in any way.

2. Mr. Laitsch will take up officer positions in companies, in which the Company directly or indirectly holds interests, as well as in associations or other organizations, in which the Company is a member due to its business activities. Mr. Laitsch shall resign from such offices upon termination of this management service agreement.

3. Mr. Laitsch is entitled to represent the Company solely as long as no second managing director is appointed.

4. Mr. Laitsch shall be bound to the instructions of the advisory board.

5. The managing director shall keep all affairs and matters of the Company, the affiliated companies and the shareholders confidential vis-à-vis non-authorized third parties. This obligation also applies after the termination of the employment.

§ 3: Remuneration

1. Mr. Laitsch shall receive a monthly gross salary of DM 18,500, due and payable at the end of each calendar month.

The monthly salary shall be reviewed on a yearly basis. Starting from 1/1/1995 the monthly gross salary shall increase to DM 24,000.00, applicable until 12/31/1996.

2. Mr. Laitsch shall receive for the business year 1994 a guaranteed bonus of at least DM 100,000.00.

Starting from 1995, Mr. Laitsch shall receive a yearly bonus in the amount of 5 % of the annual surplus of the Company, prior to deduction of corporate income tax and possible supplementary taxes.

The taxable income of the Company shall be increased by

•      all bonuses that are subject to profit

•      local business tax

•      extraordinary expenditures, which the Company has undertaken voluntarily and on the basis of a shareholders’ resolution.

It shall be reduced by

•      - assigned supervisory- and advisory board compensation

The bonus shall be at least DM 50,000 per year.

A change in the annual surplus due to a external audit shall have no effect on the bonus basis.

The minimum yearly bonus is due and payable in December of the respective current year; the remaining bonus shall be due and payable within one month after determination of the bonus basis by the shareholders’ meeting at the latest at the end of May of the year that follows on the respective business year.

In the event of a termination of the employment during a business year, Mr. Laitsch shall receive a pro rata amount of the minimum guaranteed yearly bonus.

§ 4: Remuneration in the Event of Illness, Accident and Death

1. In the case of a temporary inability to work, due to illness, accident or some other cause that Mr. Laitsch is not responsible for, the full salary as set out in Sec. 3 shall be paid for the duration of up to three month, but not past a termination of the employment, taking into account any illness support received from the competent health insurer OT interim support received from the German Federal Employee Insurance.

In the event that Mr. Laitsch is entitled under the law to claim damages for lost earnings for the duration of his inability to work from a third party, he shall either on request assign these to the Company or enforce them himself; damages received shall also be set off against the salary.

2. In the event of Mr. Laitsch’s death during his employment, his widow and legitimate children under the age of 25, shall be entitled as joint claimholders to the full salary as set out in Sec. 3 for the month of death and the three following month.

3. The Company shall insure Mr. Laitsch for the duration of his employment against accident in the amount of DM 300,000 for the event of death and of DM 600,000 for the event of invalidity. ML Laitsch or his heirs shall directly be entitled under the insurance.

4. The Company undertakes to provide Mr. Laitsch with a company pension that shall be irrevocable as of 7/1/1994; the company pension entitles Mr. Laitsch from the age of 65 to a monthly pension in the amount of DM 3,500 and his wife a widow-pension in the amount of 60% thereof.

In order to guarantee these payments, the Company shall conclude an insurance contract with a life insurer, under which contract the Company shall solely be entitled to the proceeds and solely obliged to make the contributions for the duration of this employment.

To secure the claims of Mr. Laitsch and his wife under the company pension promise, the Company shall grant them a pledge on its claims under the insurance contract. The parties will enter a separate pledge agreement and will notify the insurer thereof Mr. Laitsch shall be entitled to pledge this claim in his turn.

The claims under the company pension promise are secured according to legal requirements against insolvency of the Company.

The Company is responsible for the contribution with regard to the insolvency insurance.

5. Mr. Laitsch agrees to have a full medical examination each year and to report the results to the Company.

6. In the event that Mr. Laitsch should become permanently unable to work during his employment, his employment shall terminate at the end of the calendar half year in which the permanent inability to work has been diagnosed. A permanent inability to work within the meaning of this agreement requires that Mr. Laitsch is expected to be unable to perform his duties on a permanent basis due to illness) accident or other reasons for which Mr. Laitsch is not responsible. In the case of doubt, the permanent inability to work shall be determined by an examination by a doctor named by the Company.

§ 5: Other Compensation

1. The Company shall provide Mr. Laitsch for the duration of his employment with a appropriate company car of superior medium. size (up to 3.5 engine volume) for business and private use. Running and maintenance costs shall be borne by the Company. Mr. Laitsch shall declare the value ofilie private use for tax purposes.

2. The internal company roles, which are an integral part of this agreement in their respective current version, shall apply to the reimbursement of travel expenses.

3. The Company shall reimburse Mr. Laitsch for his relocation costs for the move from Wendelstein to Fulda, as well as the agent commission for the rental of a house or flat, if applicable.

§ 6: Vacation

Mr. Laitsch shall be entitled to a yearly vacation of 30 working days, which shall be taken in parts. The timing of the vacation shall be agreed with the Chairman of the advisory board, taking into account the business needs of the Company.

No compensation shall be due and payable for vacation not taken.

§ 7: Effective Date

This agreement shall become effective as of July 1, 1994 and shall initially run until December 31, 1998.

After the end of each term, the agreement shall automatically extend for a further term of four years if neither party has given notice of termination at least 6 month prior to the end of a term, but no longer than to the end of the calendar quarter in which Mr. Laitsch turns 65.

The right under the law to terminate the agreement for cause without notice period shall remain unaffected.

A removal from the position of managing director shall also be deemed to be a termination notice of this service agreement.

After any kind of termination Notice, the Company shall be entitled to release Mr. Laitsch from performing his duties.

Any termination notice requires the written form. A termination notice by MI. Laitsch shall be delivered to another managing director if such is appointed, if not, to the Chairman of the advisory board. A termination notice by the Company shall be effected by the delivery of a respective shareholders’ resolution by the Chairman of the advisory board per registered mail.

Upon termination of the employment or the end of his work for the Company, Mr. Laitsch shall deliver to the Company anything belonging to the Company, especially books, written materials and notes. Mr. Laitsch shall not have any right to withhold.

§ 8: Final Provisions

1. The written form is applicable to this agreement; all amendments of this agreement also require the written form.

2. Place of performance under this agreement shall be the business seat of the Company.

3. Shareholders and advisory board are informed about the activities of the former employer of Mr. Laitsch.

4. If any individual term of this Agreement is or should become inoperative or should any loopholes in the Agreement become apparent, the other terms shall remain operative nonetheless. Inoperative terms are to be replaced and loopholes filled by reasonable provisions as come as close as possible, insofar as legally permitted) to what the parties have intended or would have intended if they had considered this issue.

Eichenzell, December 3, 1994

Volker Laitsch	Dr. K.H. Schneider-Gadicke As Chairman of the advisory board